EX 99.1


BICO Inc. Consummates Merger With MobiClear Limited
Tuesday August 15, 8:00 am ET

DOVE CANYON, Calif., Aug. 15, 2006 (PRIMEZONE) -- BICO, Inc. (OTC BB:BICN.OB -
News) announced today that the merger between a wholly-owned subsidiary of BICO and MobiClear Limited was consummated, effective yesterday, August 14, 2006. MobiClear Limited is now a wholly owned subsidiary of BICO. BICO actively trades on the NASD Over the Counter Bulletin Board under the ticker symbol, BICN.OB.

As a result of the closing, in exchange for all of the issued and outstanding shares of MobiClear, BICO issued to the shareholders of MobiClear, 235,699,530 shares of common stock of BICO. Such issuance represents an issuance of 85% of the issued and outstanding shares of BICO. In addition, pursuant to the merger agreement, the members of the Board of Directors and Officers of BICO, Inc. have resigned. Lim Wong has been appointed as the sole member of the Board of Directors of BICO; and as Chief Executive Officer and President of BICO.

Mr. Wong, who was previously CEO of MobiClear stated, ``We are very pleased about closing the merger. The company structure is now set allowing us to focus on executing our sales strategy through our partners and agents to capture the enormous global potential of MobiClear, now BICO's products and services. The recruitment of a new management and sales personnel as well as new members of the BICO board is soon to be finalized and will be announced shortly. Credit/debit card fraud on the Internet and in stores is increasing at an enormous rate. The estimated figure comes to US$20 billion annually. In the U.S. alone the credit/debit card fraud on the Internet and in stores is estimated to be US$4 billion.

Mr. Wong added, ``MobiClear's answer to the problem is a security and user-friendly identity solution that works right across the globe. And in addition MobiClear's identification service ensures safe and secure trade over the Internet, which in its turn creates a boom in both e-trade and invoice payment online.''

About MobiClear, Ltd.

 MobiClear specializes in electronic
Personal Identification Verification (PIV) solutions in connection with credit/debit card transactions. MobiClear's multi-gateway solution (U.S. patent pending) offers proactive security in all forms of electronic business environments including internet shopping, business-to-business procurement transactions and retail shopping with credit/debit cards. MobiClear, a company incorporated pursuant to the laws of the United Kingdom, offers solutions and services that, MobiClear believes, virtually eliminate credit/debit card and electronic transaction fraud, completely securing these transactions. A unique feature of MobiClear's solutions is that end-users and customers do not need to learn any new behaviors or master new techniques. MobiClear's solutions utilize

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technologies that customers are already familiar and comfortable with, while giving real-time user control of card transactions. The transaction is simply confirmed by the legitimate user entering a unique MobiClear PIN code matched with the mobile phone number. MobiClear delivers instant and total control over card usage.

This news release includes comments that may be deemed forward-looking within the meaning of the safe harbor provisions of the U.S. Federal Securities Laws. These include, among other things, statements about expectations of future transactions or events, revenues, sales of products and performance. Forward-looking statements are subject to risks and uncertainties that may cause the company's results to differ materially from expectations. These risks include the company's ability to complete the transactions, which remains subject to a due diligence review by both parties, obtaining any regulatory approvals, having necessary financing in time to meet contractual obligations, developing appropriate strategic alliances, raising working capital, successfully developing and implementing technology, acceptance of the company's products and services, building a functional infrastructure, and other such risks as the company may identify and discuss from time to time. Accordingly, there is no certainty that the company's plans will be achieved.

 Contact:

          MobiClear
          info@mobiclear.com
          www.mobiclear.com